Exhibit 99.1

News Release

	Contact:	Tim Paynter (Media)
703-280-2720 (office)
timothy.paynter@ngc.com

Todd Ernst (Investors)
703-280-4535 (office)
todd.ernst@ngc.com

Northrop Grumman Prices $2.25 Billion Debt Offering

FALLS CHURCH, Va. – March 19, 2020 – Northrop Grumman Corporation (NYSE: NOC) announced today that it has priced a $2.25 billion underwritten public offering of senior unsecured notes. The notes include:

$750 million of 4.400% senior notes due 2030

$500 million of 5.150% senior notes due 2040

$1,000 million of 5.250% senior notes due 2050

Northrop Grumman expects to use the net proceeds from the offering for general corporate purposes, which may include debt repayment and working capital. The offering is expected to close on March 23, 2020, subject to customary closing conditions. When available, copies of the prospectus supplement and the accompanying base prospectus related to the offering may be obtained by calling J.P. Morgan Securities LLC collect at 1-212-834-4533, BofA Securities, Inc. at 1-800-294-1322 and Citigroup Global Markets Inc. at 1-800-831-9146. A copy of these documents may also be obtained by visiting EDGAR on the Securities and Exchange Commission website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

The securities are being offered pursuant to an effective shelf registration statement previously filed with the Securities and Exchange Commission, and a prospectus supplement and accompanying prospectus filed with the Securities and Exchange Commission as part of the shelf registration statement.

Northrop Grumman solves the toughest problems in space, aeronautics, defense and cyberspace to meet the ever evolving needs of our customers worldwide. Our 90,000 employees define possible every day using science, technology and engineering to create and deliver advanced systems, products and services.

Note: Statements in this press release contain or may contain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “will,” “expect,” “anticipate,” “intend,” “may,” “could,” “should,” “plan,” “project,” “forecast,” “believe,” “estimate,” “guidance,” “outlook,” “trends,” “goals” and similar expressions generally identify these forward-looking statements. These forward-looking statements speak only as of the date when made, and the Company undertakes no obligation to publicly update or revise any forward-looking statements after the date of this release, except as required by applicable law. Forward-looking statements are not guarantees of future performance and inherently involve a wide range of risks and uncertainties that are difficult to predict. A discussion of these risks and uncertainties is contained in the Company’s filings with the Securities and Exchange Commission.

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Northrop Grumman Corporation

2980 Fairview Park Drive ● Falls Church, VA 22042

www.northropgrumman.com/media